Exhibit 99.1

Rezolute Appoints Seasoned Commercial Executive Sunil Karnawat as Chief Commercial Officer

Experienced commercial and biopharmaceuticals leader to spearhead launch strategy and global market readiness for ersodetug

REDWOOD CITY, Calif., August 20, 2025 -- Rezolute, Inc. (Nasdaq: RZLT) (“Rezolute” or the “Company”), a late-stage rare disease company focused on treating hypoglycemia caused by hyperinsulinism (HI), today announced the appointment of Sunil Karnawat as Chief Commercial Officer, effective August 18, 2025.

“We’re thrilled to welcome Sunil to our leadership team at such a pivotal point as we advance ersodetug through Phase 3 studies for both congenital and tumor hyperinsulinism,” said Nevan Charles Elam, Chief Executive Officer and Founder of Rezolute. “His proven track record of successfully bringing therapies to patients across multiple therapeutic areas, including four ultra-rare disease launches at Ultragenyx, speaks to both his commercial expertise and deep commitment to serving patients with high unmet need. Sunil’s leadership will be instrumental as we advance toward commercialization and build a world-class commercial organization to deliver our therapy to those who need it most.”

Sunil Karnawat has over 25 years of experience in global commercialization of biopharmaceuticals and medical devices. Sunil has launched products across multiple disease states, including ultra-rare bone and metabolic diseases, diabetes, obesity, and rheumatoid arthritis. Before joining the Company, he served as a Vice President at Cytokinetics and Ultragenyx. At Ultragenyx, he was responsible for leading key commercial functions in launching four ultra-rare disease products, including Crysvita with indications for X-linked Hypophosphatemia and Tumor-induced Osteomalacia. Before that, Sunil led the Market Access teams at Myriad Genetics and Vivus Pharmaceuticals. At Novo Nordisk, Sunil led Analytics and Commercial Operations teams to support the US launch of Victoza. He was a Field Sales Leader at LifeScan, a Johnson & Johnson franchise, for OneTouch blood glucose monitors. Sunil started his career at Deloitte Consulting. Sunil’s education includes an MBA from the Wharton School of Business at the University of Pennsylvania, a Ph.D. and an M.S. in Engineering from North Dakota State University, and a B.E. in Civil Engineering from the College of Engineering in Pune, India.

“I am honored to join Rezolute at this exciting stage of growth,” said Dr. Karnawat. “The potential of ersodetug to make a meaningful impact is truly inspiring. I look forward to working alongside this talented team to help shape long-term success and bring this important therapy to patients, families, and physicians around the world.”

Inducement Grant

In connection with Dr. Karnawat’s appointment, the Company’s Board of Directors, upon recommendation of the Compensation Committee, approved the grant of an inducement stock option of 275,000 shares of the Company’s common stock in accordance with Nasdaq Listing Rule 5635(c)(4). The option has an exercise price of $6.55 per share, which is equal to the closing price of Rezolute’s common stock on August 18, 2025. The stock options will vest and become exercisable as to 25% of the underlying shares on the first anniversary of the grant date, and will vest and become exercisable as to the remaining 75% of the underlying shares in 36 equal monthly installments from the first anniversary of the grant date, subject to his continued employment with Rezolute on such vesting dates. If the Company is acquired during his employment, all remaining options will automatically vest.

About Rezolute, Inc.

Rezolute is a late-stage rare disease company focused on treating hypoglycemia caused by hyperinsulinism (HI). The Company’s antibody therapy, ersodetug, is designed to treat all forms of HI and has shown meaningful benefit in clinical trials and real-world use for the treatment of both congenital and tumor HI. For more information, visit www.rezolutebio.com.

Forward-Looking Statements

This release, like many written and oral communications presented by Rezolute and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Rezolute, are generally identified by use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. These forward-looking statements include, but are not limited to, statements regarding the potential efficacy of ersodetug in the congenital HI patient population, the timeline for achieving results in the Phase 3 study and the potential approval and commercialization of ersodetug. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, Rezolute undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Important factors that may cause such a difference include any other factors discussed in our filings with the SEC, including the Risk Factors contained in the Rezolute’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.

Contacts:

Rezolute, Inc.

Christen Baglaneas

cbaglaneas@rezolutebio.com

508-272-6717